Exhibit 10.1

Execution Version

AIRCRAFT PURCHASE AGREEMENT

THIS AIRCRAFT PURCHASE AGREEMENT (this “Agreement”) is made as of November 21, 2025, by and between MAB FUNDING DESIGNATED ACTIVITY COMPANY, a designated activity company incorporated and existing under the laws of Ireland whose address and principal place of business is at 32 Molesworth Street, Dublin 2, Ireland (“Seller”), and ALBACETE AERO, S.L., a sociedad limitada organized and existing under the laws of Spain whose address and principal place of business is at Calle Suero de Quiñones 34-36, 28002 Madrid, Spain (“Purchaser”). Seller and Purchaser are each referred to herein individually as a “Party” and collectively as the “Parties”.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Sale. Subject to the terms and conditions set forth herein, Seller agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, all right, title and interest in and to two (2) Bombardier model C-215-6B11 (CL-215T Variant) aircraft, manufacturer’s serial numbers (MSN) 1057 and (MSN) 1061, EASA/Spanish Registrations EC-OPE and EC-OPF (the “Airframes”), together with four (4) P&W Canada PW123AF engines bearing serial numbers PCE-109008 and PCE-109025 and PCE-109015 and PCE-109016 (the “Engines”) at and together with all components as installed on or attached to the Airframes and Engines, logbooks, maintenance records and other documentation related thereto in Seller’s possession or control (collectively, the “Aircraft”), in “AS IS, WHERE IS, WITH ALL FAULTS” condition. Purchaser shall, upon the Closing, assume any and all obligations and liabilities (including accrued, absolute or contingent liabilities) directly or indirectly arising in connection with the Aircraft on or after the Closing; provided that nothing herein shall limit, restrict or otherwise supersede any of Purchaser’s rights under this Agreement, including Purchaser’s right to indemnification under Section 18(b) hereof.

2.	Purchase Price and Closing Matters.

a. The purchase price for both Aircraft shall be an aggregate amount equal Fifty Million and 00/100 US Dollars ($50,000,000.00) (“Purchase Price”), with the purchase price allocated for each Aircraft being Twenty-Five Million and 00/100 US Dollars ($25,000,000.00). In the event of a Total Loss of one Aircraft (as provided in Section 9) such that this Agreement applies to the purchase and sale of only one (1) Aircraft, the “Purchase Price” shall be revised to be an aggregate amount of Twenty-Five Million and 00/100 US Dollars ($25,000,000.00) and all references herein to Purchase Price shall refer to such lower amount.

b. On the Closing Date, Purchaser shall pay to Seller in immediately available funds an amount equal to the Purchase Price minus the Deposit pursuant to the wire instructions delivered by Seller to Purchaser prior to the Closing Date. Subject to the terms and conditions set forth herein, at the Closing, upon confirmation from Seller that it has received all funds required for Closing, Seller shall release the Closing Documents to Purchaser (or such other parties as Purchaser shall instruct).

c. As soon as practicable following the date hereof, but in no event later than three (3) Business Days prior to the anticipated Closing Date, Seller shall deliver to the Purchaser final forms (which shall be subject to the prior good faith review and comment of Purchaser) of all Closing Documents (as defined below), including, to the extent applicable, reasonably satisfactory documentation (including (i) an International Registry search on each of the Aircraft, Airframes and Engines, (ii) Spanish registry certificates from the Spanish Registry of Aircraft (Registro de Matrícula de Aeronaves Civiles) and Chattel Registry (Registro de Bienes Muebles) (together the “Spanish Registries”), dated no later than two (2) Business Days before the Closing Date) evidencing that any and all leases, subleases, liens, mortgages, security interests, charges or other encumbrances (collectively, “Liens”) on or in respect of any of the Aircraft have been, or will be concurrently with the Closing, terminated and released in full.

d. At Closing, all of Seller’s right, title and interest in and to the Aircraft will be assigned, transferred and conveyed from Seller to Purchaser, free and clear of all of all Liens.

e. For the purposes of this Agreement, “Business Day” means any day other than (i) Saturday, Sunday or other day on which commercial banks in New York, New York, Denver, Colorado, the Delivery Location or Madrid, Spain are authorized or required by law to remain closed, or (ii) any day that the European Aviation Safety Agency (“EASA”) is not open or otherwise available to process registration or transfer of title of the Aircraft.

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3. Deposit. Upon execution of this Agreement, Purchaser shall deposit, or cause to be deposited, an amount equal to Three Million and 00/100 US Dollars ($3,000,000.00) (the “Deposit”), with the deposit amount allocated for each Aircraft being One Million Five Hundred Thousand and 00/100 US Dollars ($1,500,000.00), with Seller by wire transfer in immediately available funds to an account denominated in US Dollars and designated by Seller. The Deposit shall be held by Seller, subject to the terms and conditions set forth in this Agreement. The Deposit will be applied against payment of the Purchase Price at Closing.

4.	Intentionally omitted.

5.	Inspection.

a. Seller agrees that Purchaser shall have the right, at Purchaser’s cost and expense, to conduct an Inspection of each Aircraft, the scope of which shall include (i) a records review, (ii) a visual inspection of the Aircraft, (iii) a borescope of the Engines (FOD evaluation only), (iv) ground runs, and (v) a test flight not to exceed one (1) hour in duration (the “Test Flights”) (collectively, the “Inspection”). If elected by Purchaser, the Test Flights shall be completed during the flight to relocate the Aircraft to the Inspection Facility (defined below) and the Inspection shall be completed as promptly as practicable, but no later than ten (10) days, following notice from Seller to Purchaser that the Aircraft are available for Inspection. Purchaser shall be entitled to have up to two (2) representatives on the Test Flights (reasonably acceptable to Seller) and Seller shall be entitled to have up to two (2) representatives on the Test Flights. The Aircraft shall be operated by pilots selected by Avincis Aviation Group during the Test Flights and Avincis Aviation Group shall be in operational control of such Test Flights. The Inspection shall be conducted by or on behalf of Purchaser, at Avincis Aviation Group facility at the Delivery Location (defined below) (the “Inspection Facility”). Each of Purchaser and Seller shall be entitled to have up to two (2) representatives on-site at the Delivery Location to observe the Inspection. Purchaser shall authorize the Inspection Facility to furnish Seller with copies of all reports and Discrepancy lists generated by the Inspection Facility in connection with the Inspection as and when made available to Purchaser. For the purposes of this Agreement, “Discrepancy” or “Discrepancies” means any discrepancy discovered by Purchaser (or its designee) during the Inspection that (A) would result in the Aircraft being unable to be Delivered in the Delivery Condition (as defined below), (B) is expressly stated in the Acceptance/Rejection Certificate delivered pursuant to Section 5(b)(ii), and (C) must be corrected or repaired in order for Seller to Deliver the Aircraft to Purchaser on the Closing Date in the Delivery Condition. At the conclusion of the Inspection, Purchaser will provide Seller with a complete and correct copy of the Inspection Facility’s final written inspection report (the “Inspection Report” and, together with the Discrepancy lists, the “Reports”) immediately after it is received by Purchaser from the Inspection Facility.

b. Within two (2) Business Days after completion of the Inspection and receipt of the Inspection Report by Purchaser, with respect to each Aircraft, Purchaser shall execute and deliver to Seller an Acceptance/Rejection Certificate (as defined below), substantially in the form attached hereto as Exhibit A, and shall therein indicate either (i) Purchaser’s acceptance of the applicable Aircraft, (ii) Purchaser’s conditional acceptance of the applicable Aircraft subject to the correction or repair of any Discrepancies (as defined above), or (iii) Purchaser’s rejection of the applicable Aircraft due to a Total Loss of such Aircraft (the certificate delivered pursuant to clauses (i) or (ii), (iii), an “Acceptance/Rejection Certificate”).

c. If any Discrepancies are discovered by Purchaser (or its designee) (acting reasonably and in good faith) during the Inspection, then Seller shall use commercially reasonable efforts to correct all Discrepancies at Seller’s sole cost and expense. Seller shall have thirty (30) days (or such longer period as Purchaser may agree to, in its sole discretion) to use commercially reasonable efforts to rectify all Discrepancies and shall notify Purchaser for its review and acceptance of such Aircraft once all Discrepancies have been so rectified. Any delay in the Delivery of an Aircraft by Seller as a result of the application of this Section 5(c) shall not be considered a Seller Default Event; provided that in the event that Seller is unable to rectify all Discrepancies within such period under this Section 5(c), such that the applicable Aircraft is unable to be Delivered in Delivery Condition, such failure shall constitute a Seller Default Event and Purchaser shall have the rights and remedies available pursuant to Section 14.

d. At such time and on such date as all Discrepancies have been corrected and the applicable Aircraft is returned to service in the Delivery Condition, Purchaser shall promptly execute and deliver an Acceptance/Rejection Certificate pursuant to Section 5(b)(i) accepting the applicable Aircraft and take Delivery of the Aircraft, subject to the satisfaction or waiver of the conditions set forth in Section 8(b). If, however, following the correction of all Discrepancies, Purchaser does not execute and deliver an Acceptance/Rejection Certificate pursuant to Section 5(b)(i) accepting the applicable Aircraft and take Delivery of the Aircraft (subject to the satisfaction or waiver of the conditions set forth in Section 8(b)), then (i) Purchaser shall be deemed to have rejected the Aircraft, (ii) the applicable portion of the Deposit shall be paid in full to Seller, (iii) Purchaser shall reimburse Seller for any damages resulting from the Inspection, and (iv) thereafter this Agreement shall terminate with respect to the applicable Aircraft and neither Party shall have any obligation to the other in respect thereof.

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6.	Delivery and Delivery Condition.

a. The Parties agree that each Aircraft shall be Delivered to Purchaser on the Closing Date at the Salamanca Airport, Ctra. Madrid, Km. 14, 37181 Matacán, Salamanca, Spain, or such other mutually agreed upon location (the “Delivery Location”). On the Closing Date, the Aircraft will be Delivered to Purchaser in the Delivery Condition, and otherwise in an “as is, where is, with all faults” condition. As used in this Agreement, “Delivery” means the transfer of title to and acceptance by Purchaser of the applicable Aircraft in accordance with the terms of this Agreement, at which time the Seller shall release all applicable Closing Documents for such Aircraft to Purchaser.

b. “Delivery Condition” means (a) with respect to Airframe bearing manufacturer’s serial number 1057 and Engines bearing manufacturer’s serial number PCE-109008 and PCE-109025, the “Redelivery Condition” specified in Section 2.1 of Schedule 5 to that certain Aircraft Lease Agreement, dated as of April 16, 2025, by and between Seller and Avincis Aviation Iberia, S.L.U. (as amended, the “MSN 1057 Lease”) and (b) with respect to Airframe bearing manufacturer’s serial number 1061 and Engines bearing manufacturer’s serial number PCE-109015 and PCE-109016, the “Redelivery Condition” specified in Section 2.1 of Schedule 5 to that certain Aircraft Lease Agreement, dated as of April 16, 2025, by and between Seller and Avincis Aviation Iberia, S.L.U. (as amended, the “MSN 1061 Lease” and, collectively with the MSN 1057 Lease, the “Lease Agreements”). The Parties agree that the definition of “Delivery Condition” in each of the Lease Agreements is hereby incorporated by reference herein for purposes of determining whether the foregoing “Redelivery Conditions” under the Lease Agreements, and the Delivery Condition under this Agreement, has been satisfied.

7. Closing. The consummation of the transactions that are the subject of this Agreement (the “Closing”) shall take place as soon as practicable following satisfaction and completion of the closing conditions and deliveries pursuant to Section 8 hereof, but in any event not later than two (2) Business Days following: (i) the date on which the Aircraft is returned to service in the Delivery Condition following the correction of any Discrepancies identified in an Acceptance/Rejection Certificate delivered by Purchaser to Seller pursuant to Section 5(b)(ii), or (ii) the completion of the Inspection and receipt of the Inspection Report by Purchaser if no Discrepancies are found during the Inspection and the Aircraft is in Delivery Condition, or at such other time as the Parties may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” Except as otherwise specifically provided for herein, all actions that will be taken and all documents that will be executed and delivered by the Parties at each Closing will be deemed to have been taken and executed simultaneously, and no action will be deemed taken nor any document executed and delivered until all such actions have been taken, and all such documents have been executed and delivered.

8.	Closing Conditions; Closing Deliveries.

a. Seller Closing Conditions. Seller’s obligation to consummate the transactions contemplated hereby shall be conditioned upon the satisfaction (or waiver by Seller) of the following conditions on or prior to the Closing: (i) Seller’s receipt of all licenses, permits, approvals, consents, waivers and authorities, if any, necessary for Seller to effect the sale of the Aircraft in accordance with this Agreement, (ii) Seller’s receipt of Purchaser’s closing deliverables listed in Section 8(d), (iii) the absence of a Purchaser Default Event, (iv) the representations and warranties of Purchaser set forth under Section 13(a) being true and correct in all material respects as of the Closing, and (v) the applicable Aircraft shall not have suffered a Total Loss (provided, that a Total Loss of an Aircraft shall not constitute a failure of the conditions to Closing set forth in this Section 8(a) to be satisfied with respect to any other Aircraft that has not suffered a Total Loss).

b. Purchaser Closing Conditions. Purchaser’s obligation to consummate the transactions contemplated hereby shall be conditioned upon the satisfaction (or waiver by Purchaser) of the following conditions on or prior to the Closing: (i) Purchaser’s receipt of all licenses, permits, approvals, consents, waivers, and authorities, if any, necessary in connection with the purchase and delivery of the Aircraft by and to Purchaser in accordance with this Agreement, including, for the avoidance of doubt, all applicable Closing Documents having been released by Seller to Purchaser, (ii) Purchaser’s receipt of Seller’s closing deliverables listed in Section 8(c); (iii) the absence of a Seller Default Event, (iv) the representations and warranties of Seller set forth under Section 13(b) being true and correct in all material respects as of the Closing, (v) the Aircraft being in Delivery Condition and located at the Delivery Location, and (vi) subject to Seller’s rights pursuant to Section 9, the Aircraft shall not have suffered a Total Loss (provided, that a Total Loss of an Aircraft shall not constitute a failure of the conditions to Closing set forth in this Section 8(b) to be satisfied with respect to any other Aircraft that has not suffered a Total Loss).

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c. Seller Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered, the following: to Purchaser, (i) the Aircraft, (ii) with respect to each Aircraft, the following documents in accordance with the terms of this Agreement: (A) the Warranty Bill of Sale (Exhibit C), (B) satisfactory release documentation as required to evidence to Purchaser that Seller has taken all actions required of Seller in order to cause such sale to be registered free and clear of all Liens with the Spanish Registries and with the International Registry established pursuant to the Cape Town Treaty, in each case in proper form and substance required by the applicable agencies and registrations bodies; (C) with respect to each Aircraft, a duly executed (by Seller), but undated, EASA/Spanish Registries compliant Bill of Sale (the “EASA Bill of Sale”); and (D) evidence that the Lease Agreements have been terminated and have been or will be terminated on the Closing Date, with all documents necessary for the discharge of such leases with the Spanish Registries ((the documents covered by this clause (ii), collectively, the “Closing Documents”), in each case fully executed and, as applicable, notarized/legalized/apostilled/translated).

d. Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered, the following: to Seller, (i) an amount in cash equal to the Purchase Price minus the Deposit, (ii) with respect to each Aircraft, a Delivery Receipt (Exhibit B), (iii) a certificate of insurance satisfactory to Seller evidencing the insurance required in respect of the Aircraft under this Agreement, and (iv) subject to Section 10 hereof, evidence satisfactory to Seller that Purchaser has taken (and will take post-Closing) all actions required of Purchaser in order to cause such sale to be registered (A) with the Spanish Registries and (B) with the International Registry established pursuant to the Cape Town Treaty.

9. Total Loss. In the event of a Total Loss, Seller will: (i) remove the affected Aircraft from consideration under this Agreement, at which point (A) neither Party shall have any obligations to close on the sale of the affected Aircraft and (B) the quantity of Aircraft to be sold by Seller to Purchaser shall be adjusted downward to reflect the actual number of Aircraft not affected by such Total Loss, together with a corresponding reduction in the total price to be paid by Purchaser in an amount equal to the Purchase Price of the affected Aircraft. As used in this Agreement, “Total Loss” means a total loss of any Airframe prior to its Delivery to Purchaser.

10. Title to Aircraft; Risk of Loss. Purchaser’s execution and delivery of the Delivery Receipt (Exhibit B), Seller’s execution and delivery of the EASA Bill of Sale and the Warranty Bill of Sale (Exhibit C), the filing of the Lease Agreement discharge documents with the Spanish Registries, the filing of the EASA Bill of Sale with the Spanish Registries, and the Delivery of the Aircraft, shall cause to be conveyed to Purchaser good and marketable title to the Aircraft free and clear of any Liens; provided, however, that the foregoing shall be inapplicable to the extent related to Purchaser’s failure to register the sale of the Airframe and Engines on the International Registry. In the event that Purchaser elects to waive registration with respect to the Aircraft (including the Airframe and the Engines) on the International Registry, then Purchaser releases, acquits and forever discharges Seller, and agrees to indemnify and hold Seller harmless, from any liability for any and all consequences to Purchaser incurred by failure to so register the sale on the International Registry in favor of Purchaser. Title to the Aircraft shall pass from Seller to Purchaser at the Closing, free and clear of all Liens, and with the Lease Agreement discharge documents filed with the Spanish Registries, concurrently with Seller’s release to Purchaser of the EASA Bill of Sale and the payment of the Purchase Price to Seller. The risk of loss, injury, destruction, or damage to the Aircraft by fire or other casualty or occurrence shall pass from Seller to Purchaser upon filing of the EASA Bill of Sale with the Spanish Registries.

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11. No Warranties. PURCHASER UNCONDITIONALLY ACKNOWLEDGES AND AGREES THAT THE AIRCRAFT IS BEING SOLD AND DELIVERED TO PURCHASER IN “AS IS, WHERE IS, WITH ALL FAULTS” CONDITION, AND THAT ALL DELIVERY CONDITIONS SPECIFIED IN THIS AGREEMENT SHALL EXPIRE AND BE OF NO FURTHER FORCE OR EFFECT AS OF THE CLOSING. EXCEPT FOR THE WARRANTIES OF TITLE CONTAINED IN THE WARRANTY BILL OF SALE AND THE WARRANTIES CONTAINED IN SECTION 12(c) AND SECTION 13, SELLER DOES NOT MAKE, GIVE, OR EXTEND ANY OTHER WARRANTIES OR REPRESENTATIONS OF ANY KIND OR NATURE WHATSOEVER, AND SELLER EXPRESSLY DISCLAIMS WARRANTIES OR REPRESENTATIONS OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, WHETHER ARISING IN LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE REGARDING THE AIRCRAFT, AIRCRAFT DOCUMENTATION, OR ANY ASPECT THEREOF, INCLUDING ANY REPRESENTATIONS OR WARRANTIES REGARDING (A) THE AIRWORTHINESS, CONDITION, DESIGN, QUALITY OR CAPACITY OF THE AIRCRAFT, THE AIRCRAFT DOCUMENTATION OR ANY PART THEREOF, (B) THE MERCHANTABILITY OF THE AIRCRAFT, THE AIRCRAFT DOCUMENTATION OR ANY PART THEREOF, OR THE FITNESS THEREOF FOR ANY PARTICULAR PURPOSE, (C) THE COMPLETENESS OR ACCURACY OF ANY OF THE AIRCRAFT DOCUMENTATION OR (D) THE COMPLIANCE OF THE AIRCRAFT, THE AIRCRAFT DOCUMENTATION OR ANY PART THEREOF WITH THE REQUIREMENTS OF ANY LAW, ORDER, RULE, REGULATION, SPECIFICATION OR CONTRACT PERTAINING THERETO. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON PURCHASER’S ACCEPTANCE OF THE AIRCRAFT AT DELIVERY AND CLOSING AND PURCHASER’S EXECUTION OF THE AIRCRAFT DELIVERY RECEIPT, PURCHASER WILL HAVE HAD THE OPPORTUNITY TO INSPECT THE PHYSICAL CONDITION OF THE AIRCRAFT AND THE AIRCRAFT DOCUMENTATION AND THAT EACH IS IN A CONDITION IN ACCORDANCE WITH THIS AGREEMENT. PURCHASER HEREBY DISCLAIMS ANY AND ALL RELIANCE ON ANY SUCH REPRESENTATIONS AND WARRANTIES.

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES, INCLUDING ANY DAMAGES FOR LOSS OF USE OF ANY AIRCRAFT, THE DATA OR ANY PART THEREOF OR FOR ANY INTERRUPTION IN THE BUSINESS OF PURCHASER OR THE ULTIMATE OPERATOR OF ANY AIRCRAFT, WHICH INTERRUPTION IS OCCASIONED BY PURCHASER’S OR SUCH ULTIMATE OPERATOR’S INABILITY TO USE SUCH AIRCRAFT, OR OTHERWISE IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY DELAY IN CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO SUCH DAMAGES. THE TERMS OF THIS SECTION 11 SHALL SURVIVE DELIVERY OF THE AIRCRAFT AND TRANSFER OF TITLE TO PURCHASER OR THE TERMINATION OF THIS AGREEMENT.

12.	Taxes.

a. Purchaser shall be responsible and agrees to pay any and all taxes, duties or fees assessed or levied by any U.S. or foreign federal, state or local taxing authority in respect of the sale, delivery or registration of the Aircraft pursuant to this Agreement or the Purchaser’s ownership, operation, or possession of the Aircraft, in each case, arising at or after Closing (excluding any taxes, duties or fees in respect of net or gross income, profits or gains realized by Seller and any withholding taxes with respect thereto) (any such taxes, duties or fees, the “Purchaser Taxes”), and shall indemnify Seller for such Purchaser Taxes.

b. Seller shall be responsible and agrees to pay any and all taxes, duties or fees assessed or levied by any U.S. or foreign federal, state or local taxing authority against the Aircraft or in respect of the Seller’s ownership, operation or possession of the Aircraft, in each case, arising prior to Closing and any taxes, duties or fees in respect of net or gross income, profits or gains realized by Seller and any withholding taxes with respect thereto (any such taxes, duties or fees, the “Seller Taxes”), and shall indemnify Purchaser for such Seller Taxes.

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c. Seller represents and warrants that it is not, and is not required to be, registered for value added tax (“VAT”) purposes in Spain. The Purchase Price shall be exclusive of Spanish VAT (if any) properly chargeable on the sale or delivery of the Aircraft pursuant to this Agreement. If and to the extent Spanish VAT is properly chargeable on the sale or delivery of the Aircraft pursuant to this Agreement and the Purchaser is required by applicable law to account for such VAT to the relevant taxing authority, the Purchaser shall account for such VAT to the relevant taxing authority in accordance with applicable law and Seller shall issue an invoice to Purchaser without charging VAT stating that the reverse charge mechanism applies.

d. Each of Purchaser and Seller shall provide to the other Party such information and documentation as is reasonably requested from time to time and, at the request and expense of the requesting Party, shall fully cooperate with the other Party to the extent reasonably required, in each case, in order to (i) comply with any filing or reporting obligations in respect of any VAT or other taxes applicable to the sale or delivery of the Aircraft pursuant to this Agreement or (ii) obtain any exemption or relief from, reduction in or refund of any VAT or other taxes applicable to the sale or delivery of the Aircraft pursuant to this Agreement.

e. The obligations of the Parties under this Section 12 shall survive Delivery of the Aircraft and transfer of title to Purchaser or the termination of this Agreement.

13.	Representations and Warranties.

a. Purchaser Representations and Warranties. Purchaser represents and warrants to Seller, as of the date hereof and as of the Closing, as follows:

i.	Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and holds all licenses, permits and other required authorizations from governmental authorities necessary to conduct its business as it is now being conducted, and other than those to be obtained on or prior to the Closing Date pursuant to Section 8, no license, permit, authorization or notification to any governmental authority is required to be obtained by Purchaser by virtue of or in connection with the execution, delivery or performance by Purchaser of this Agreement or the completion of the transactions contemplated hereby.

ii.	Authorization and Enforceability. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser have been duly authorized and approved by all necessary action, including approval of Purchaser’s board of managers or equivalent governing authority. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

iii.	No Violation. The execution, delivery and performance by Purchaser of this Agreement, and Purchaser’s purchase, acceptance and acquisition of the Aircraft from Seller pursuant to this Agreement, (A) will not conflict with any provision of the organizational documents of Purchaser; (B) will not conflict with or result in a violation of any treaty, law, statute, rule, regulation, ordinance, writ, decree, judgment, injunction or other provision of law applicable to Purchaser, or the transactions contemplated hereby (including any Economic Sanctions and Export Control Laws and the United States Foreign Corrupt Practices Act of 1977); (C) will not require a license under any Economic Sanctions and Export Control Laws; and (D) will not violate, breach or contravene (1) any material agreement or instrument to which Purchaser is bound or (2) any license or permit under which Purchaser conducts its business, which could have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

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iv.	Purchaser Not a Sanctioned Person. Neither Purchaser, nor any individual or entity that directly or indirectly controls Purchaser or owns a ten percent (10%) or greater interest in Purchaser, is an individual or entity whose assets are blocked or frozen under any Economic Sanctions and Export Control Laws, or an individual or entity with whom Seller is prohibited from transacting business under any Economic Sanctions and Export Control Laws, whether by reason of (A) being included on the United States Treasury Department’s Specially Designated Nationals List or Foreign Sanctions Evaders List, (B) being organized in or having its principal place of business in a sanctioned country, (C) being owned or controlled by a government of a sanctioned country or (D) any other reason.

v.	No Consents. No consent or approval of, filing with or notice to any governmental authority, court or other party or person is required in connection with the execution, delivery or performance by Purchaser of this Agreement or the transactions contemplated hereby, other than those to be obtained on or prior to the Closing Date pursuant to Section 8 and those to be made after Closing.

vi.	Litigation. There are no claims, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or threatened against Purchaser or any of its affiliates affecting, or that could affect, the performance by Purchaser of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

vii.	Financial Ability. Purchaser has unencumbered cash on hand in an amount sufficient to enable Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Purchaser does not need any new financing or other new external funding to consummate the transactions contemplated hereby.

viii.	Commissions and Brokers. Neither Purchaser nor any of its affiliates, nor any of their respective officers, directors or employees, have retained or will retain any broker, finder or financial advisor in connection with the transactions contemplated hereby, and no such broker, finder or financial advisor is or will be due any fee, commission or other amount as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

b. Seller Representations and Warranties. Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

i.	Organization. Seller is duly incorporated and validly existing under the laws of Ireland, has all requisite corporate (or equivalent) power and authority to execute, deliver and perform this Agreement and, other than those to be obtained on or prior to the Closing Date pursuant to Section 8, holds all licenses, permits and other required authorizations from governmental authorities necessary to be obtained by Seller in connection with the execution, delivery or performance by Seller of this Agreement or the completion of the transactions contemplated hereby.

ii.	Authorization and Enforceability. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly authorized and approved by all necessary corporate action. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, examinership, insolvency, reorganization, moratorium or other similar laws of general application affecting the rights of creditors generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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iii.	No Violation. The execution, delivery and performance by Seller of this Agreement: (A) will not conflict with any provision of the organizational documents of Seller; (B) will not conflict with or result in a violation of any material treaty, law, statute, rule, regulation, ordinance, writ, decree, judgment, injunction or other provision of law applicable to Seller or the transactions contemplated hereby; and (C) will not violate, breach or contravene (1) any material agreement or instrument to which Seller is bound or (2) any license or permit under which Seller conducts its business, which could have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby.

iv.	Seller Not a Sanctioned Person. Neither Seller, nor any individual or entity that directly or indirectly controls Seller or owns a ten percent (10%) or greater interest in Seller, is an individual or entity whose assets are blocked or frozen under any Economic Sanctions and Export Control Laws, or an individual or entity with whom Seller is prohibited from transacting business under any Economic Sanctions and Export Control Laws, whether by reason of (A) being included on the United States Treasury Department’s Specially Designated Nationals List or Foreign Sanctions Evaders List, (B) being organized in or having its principal place of business in a sanctioned country, (C) being owned or controlled by a government of a sanctioned country or (D) any other reason.

v.	No Consents. No consent or approval of, filing with or notice to any governmental authority, court or other party or person is required in connection with the execution, delivery or performance by Seller of this Agreement or the transactions contemplated hereby, other than those to be obtained on or prior to the Closing Date pursuant to Section 8.

vi.	Litigation. There are no claims, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or threatened against Seller or any of its affiliates affecting, or that could affect, the performance by Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

vii.	Commissions and Brokers. Neither Seller nor any of its affiliates, nor any of their respective officers, directors or employees, have retained or will retain any broker, finder or financial advisor in connection with the transactions contemplated hereby, and no such broker, finder or financial advisor is or will be due any fee, commission or other amount as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

14. Seller’s Default. The occurrence of one or more of the following events shall constitute a default by Seller: (a) Seller’s failure to deliver any Aircraft in accordance with the Delivery Condition (including, without limitation, as a result of the failure or inability to correct any Discrepancies within the thirty (30) day time period provided for in Section 5(c)), or (b) Seller’s failure to observe or perform any of its other material obligations under this Agreement (each of clauses (a) and (b), a “Seller Default Event”). If any Seller Default Event should occur and Seller does not cure such Seller Default Event within ten (10) Business Days after written notice from Purchaser thereof, Purchaser shall be entitled to, in each case at Purchaser’s sole discretion, (i) terminate this Agreement with respect to any or all Aircraft for which a Closing has not yet occurred upon written notice to Seller (provided that a Seller Default Event under foregoing clause (a) shall only entitle Purchaser to terminate this Agreement with respect to the affected Aircraft), and (ii) a return, within three (3) Business Days, of the applicable amount of the Deposit pertaining to such Aircraft with respect to which this Agreement was terminated pursuant to the foregoing clause (i); provided, that Purchaser is not then in default under Section 15. In the event of such termination, Purchaser’s rights to receive the amounts expressly set forth in this Section 14 shall be the sole remedy available to Purchaser under this Agreement, and Purchaser waives any other remedies that may be available to Purchaser at law or in equity for breach of contract (except to the extent necessary to enforce Purchaser’s rights under this Section 14).

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15. Purchaser’s Default. The occurrence of one or more of the following events shall constitute a default by Purchaser: (a) Purchaser’s failure to (i) make full payment of the Purchase Price for each Aircraft in accordance with this Agreement or (ii) accept Delivery of any Aircraft, once the conditions of Section 8 have been satisfied and Seller has tendered such Aircraft for Delivery in the Delivery Condition, or (b) Purchaser’s failure to observe or perform any of its other material obligations under this Agreement, (each of clauses (a) and (b), a “Purchaser Default Event”). If any such Purchaser Default Event should occur and Purchaser does not cure such Purchaser Default Event within ten (10) Business Days after written notice thereof from Seller, or immediately upon a Purchaser Default Event arising under Section 15(a), Seller shall be entitled to, in each case at Seller’s sole discretion, (1) terminate this Agreement with respect to the affected Aircraft or all Aircraft for which a Closing has not yet occurred upon written notice to Purchaser (provided that a Purchaser Default Event under foregoing clause (a) shall only entitle Seller to terminate this Agreement with respect to the affected Aircraft), and (2) retain 100% of the Deposit for the affected Aircraft or all Aircraft, as applicable. In the event of such termination, Seller’s rights to retain the amounts expressly set forth in this Section 15 shall be the sole remedy available to Seller under this Agreement, and Seller waives any other remedies that may be available to Seller at law or in equity for breach of contract (except to the extent necessary to enforce Seller’s rights under this Section 15).

16.	Termination. This Agreement may be terminated at any time prior to the Closing:

a.	in whole or in part, by mutual written consent of Seller and Purchaser;

b.	in whole or in part, by either Seller or Purchaser, either of whom may act, if there shall be any law that makes consummation of the transactions contemplated hereby illegal or otherwise restrained, enjoined or prohibited or if consummation of the transactions contemplated hereby would violate any final order, decree or judgment of any court or governmental authority having competent jurisdiction;

c.	in whole or in part, by Purchaser pursuant to Section 14; or

d.	in whole or in part, by Seller pursuant to Section 15.

17. Effect of Termination. Each Party’s right of termination under Section 16 is in addition to any other right it may have under this Agreement or otherwise, and the exercise of a Party’s right of termination will not constitute an election of remedies. If this Agreement is terminated pursuant to Section 16, this Agreement will be void and of no further force or effect and, except as otherwise set forth in this Agreement; provided, however, that the provisions contained in Section 12, Section 14, Section 15, Section 16, this Section 17, Section 18, Section 22, Section 23, Section 24, Section 25, and Section 26, as well as any other provisions hereof that expressly or impliedly survive expiration or termination, shall survive the expiration or termination of this Agreement.

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18.	Indemnification.

a. PURCHASER SHALL INDEMNIFY AND HOLD HARMLESS SELLER, ITS SUBSIDIARIES AND AFFILIATES AND THE RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, SUCCESSORS, ASSIGNEES, REPRESENTATIVES, AGENTS AND SHAREHOLDERS OF EACH OF THE FOREGOING (COLLECTIVELY, THE “SELLER INDEMNIFIED PARTIES”), AND EACH OF THEM, FROM AND AGAINST ANY AND ALL CLAIMS INCURRED OR SUFFERED BY, ASSERTED AGAINST, CHARGED TO OR RECOVERABLE FROM ANY OF THE SELLER INDEMNIFIED PARTIES AND WHICH ARISE TO ANY EXTENT OUT OF OR ARE IN ANY MANNER CONNECTED WITH (A) ANY BREACH OF ANY REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT BY PURCHASER OR ANY FAILURE TO PERFORM OR OBSERVE, OR ANY OTHER NON-COMPLIANCE WITH, ANY COVENANT, CONDITION OR AGREEMENT OR OTHER OBLIGATION TO BE PERFORMED BY PURCHASER UNDER THIS AGREEMENT, INCLUDING IN CONNECTION WITH THE SALE, PURCHASE, DELIVERY, ACCEPTANCE, NON-ACCEPTANCE OR REJECTION OF ANY AIRCRAFT UNDER THIS AGREEMENT, (B) THE OWNERSHIP OR OPERATION OF THE AIRCRAFT BY PURCHASER AFTER CLOSING, INCLUDING THE SALE, LEASING, SUBLEASING, STORAGE, MANAGEMENT, POSSESSION, USE, NON-USE, IMPORT, EXPORT, SUBSTITUTION, AIRWORTHINESS, CONTROL, OPERATION, REGISTRATION, RE-REGISTRATION, MANUFACTURE, CONDITION, MAINTENANCE, INSPECTION, SERVICE, REPAIR, OVERHAUL, MODIFICATION, ALTERATION, TESTING, GROUND CHECK, RETURN, TRANSFER OR OTHER DISPOSITION OF ANY AIRCRAFT AFTER DELIVERY THEREOF TO PURCHASER (INCLUDING LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND ANY CLAIM FOR PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT) OR (C) ANY ACTION, EVENT OR CIRCUMSTANCE RELATED TO OR OTHERWISE INVOLVING ANY AIRCRAFT AND OCCURRING AFTER THE CLOSING, INCLUDING ANY ACTS OR OMISSIONS BY PURCHASER, IN EACH CASE OF (A) THROUGH (C) ABOVE, AS APPLICABLE, REGARDLESS OF WHETHER SUCH CLAIMS ARE GROUNDLESS, FALSE OR FRAUDULENT OR ARISE FROM ANY OF THE SELLER INDEMNIFIED PARTIES’ NEGLIGENCE (INCLUDING GROSS NEGLIGENCE) OR WILLFUL MISCONDUCT AND REGARDLESS OF WHO OWNS OR OPERATES THE AIRCRAFT. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT PURCHASER’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 18(a) SHALL SURVIVE THE PERFORMANCE, TERMINATION OR EXPIRATION OF THIS AGREEMENT FOR ANY REASON.

b. SELLER SHALL INDEMNIFY AND HOLD HARMLESS PURCHASER, ITS SUBSIDIARIES AND AFFILIATES AND THE RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, SUCCESSORS, ASSIGNEES, REPRESENTATIVES, AGENTS AND SHAREHOLDERS OF EACH OF THE FOREGOING (COLLECTIVELY, THE “PURCHASER INDEMNIFIED PARTIES”), AND EACH OF THEM, FROM AND AGAINST ANY AND ALL CLAIMS INCURRED OR SUFFERED BY, ASSERTED AGAINST, CHARGED TO OR RECOVERABLE FROM ANY OF THE PURCHASER INDEMNIFIED PARTIES AND WHICH ARISE TO ANY EXTENT OUT OF OR ARE IN ANY MANNER CONNECTED WITH (A) ANY BREACH OF ANY REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT BY SELLER OR ANY FAILURE TO PERFORM OR OBSERVE, OR ANY OTHER NON-COMPLIANCE WITH, ANY COVENANT, CONDITION OR AGREEMENT OR OTHER OBLIGATION TO BE PERFORMED BY SELLER UNDER THIS AGREEMENT, INCLUDING IN CONNECTION WITH THE SALE, PURCHASE, DELIVERY, ACCEPTANCE, NON-ACCEPTANCE OR REJECTION OF ANY AIRCRAFT UNDER THIS AGREEMENT, (B) THE OWNERSHIP OR OPERATION OF THE AIRCRAFT BY SELLER PRIOR TO THE CLOSING, INCLUDING THE SALE, LEASING, SUBLEASING, STORAGE, MANAGEMENT, POSSESSION, USE, NON-USE, IMPORT, EXPORT, SUBSTITUTION, AIRWORTHINESS, CONTROL, OPERATION, REGISTRATION, RE-REGISTRATION, MANUFACTURE, CONDITION, MAINTENANCE, INSPECTION, SERVICE, REPAIR, OVERHAUL, MODIFICATION, ALTERATION, TESTING, GROUND CHECK, RETURN, TRANSFER OR OTHER DISPOSITION OF ANY AIRCRAFT PRIOR TO DELIVERY THEREOF TO PURCHASER (INCLUDING LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND ANY CLAIM FOR PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT) OR (C) ANY ACTION, EVENT OR CIRCUMSTANCE RELATED TO OR OTHERWISE INVOLVING ANY AIRCRAFT AND OCCURRING PRIOR TO THE CLOSING, INCLUDING ANY ACTS OR OMISSIONS BY SELLER, IN EACH CASE OF (A) THROUGH (C) ABOVE, AS APPLICABLE, REGARDLESS OF WHETHER SUCH CLAIMS ARE GROUNDLESS, FALSE OR FRAUDULENT OR ARISE FROM ANY OF THE PURCHASER INDEMNIFIED PARTIES’ NEGLIGENCE (INCLUDING GROSS NEGLIGENCE) OR WILLFUL MISCONDUCT AND REGARDLESS OF WHO OWNS OR OPERATES THE AIRCRAFT. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT SELLER’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 18(b) SHALL SURVIVE THE PERFORMANCE, TERMINATION OR EXPIRATION OF THIS AGREEMENT FOR ANY REASON.

19. Insurance. Effective as of the Closing, Purchaser shall maintain, or cause to be maintained, at its own cost and expense, insurance of the types, in the amounts and on the terms set forth in Exhibit D.

20. Compliance with Laws. Purchaser shall at all times sell, lease, operate, manage, transfer, dispose of or otherwise use or make available the Aircraft in compliance with all export control and economic sanctions laws and regulations (including all United States, United Kingdom, European Union or United Nations export control and economic sanctions laws and regulations).

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21. Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered on the Business Day on which delivered, if delivered personally or by nationally recognized overnight courier service on a priority basis (costs prepaid) or via e-mail (on the date sent by e-mail without receipt of a “bounceback” message); in each case to the following addresses and marked to the attention of the individual designated below (or to such other address or individual as a Party may designate by notice to the other Party):

If to Purchaser:	Albacete Aero, S.L.
Calle Suero de Quiñones 34-36
28002 Madrid, Spain

Attn: James Muchmore
Email: James@Bridgeraerospace.com

With copy (which shall not constitute notice) to:

Venable LLP
1144 15th Street, Suite 3600
Denver, CO 80202

Attn: Jay Gavigan and Ted Keim
Email: jgavigan@venable.com and tkeim@venable.com

If to Seller:	MAB FUNDING DESIGNATED ACTIVITY COMPANY
32 Molesworth Street,
Dublin 2, Ireland
Attn: The Directors
Email: mfdublin@maples.com

With copy (which shall not constitute notice) to:

Marathon Asset Management, L.P.
One Bryant Park, 38th Floor
New York, NY 10036
Email: aviationnotices@marathonfund.com and
bwilson1@marathonfund.com

and

Eyre Street Capital, LLC
666 Third Avenue Suite 600
New York, NY 10017
Attn: Graham Feldman
Email: gfeldman@eyrestreet.com

and

Sidley Austin LLP
2021 McKinney Ave #2000
Dallas, TX 75201
Attn: Bart Biggers
Email: bart.biggers@sidley.com

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22. Expenses. Except as expressly set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party will pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated, including all fees and expenses of its advisors and other representatives.

23. Confidentiality. Each Party shall keep confidential and shall not, without the prior written consent of the other Party, disclose to any other person this Agreement or the terms and conditions hereof or the transactions contemplated hereby, or any information or documents provided to such Party pursuant to, or in connection with, this Agreement and the transactions contemplated hereby; provided that each Party shall be entitled, without the prior written consent of the other Party, to disclose the same (a) to its officers, directors, employees and tax, legal and other professional advisors who are informed of the confidential nature of the information and of the restrictions on the disclosure and use of the information as set forth herein, and whose handling and treatment of such information in accordance with this Agreement is such Party’s full responsibility, (b) upon request or demand of any regulatory agency or authority, (c) as required by applicable law or court order, (d) in connection with any litigation under this Agreement to the extent reasonably required under the applicable rules of discovery, (e) to the respective tax authorities of a competent jurisdiction, or (f) if any of the same is or shall become publicly known other than as a result of a breach by any Party of this Section 23; provided, further, that nothing in this Section 23 shall limit the ability of Seller, its affiliates or its or their respective representatives to disclose the transactions contemplated by this Agreement and details related thereto to any of their existing lenders, current, former, future or prospective direct and indirect investors, co-investors, limited partners or financing sources (so long as such persons or entities are informed of the confidential nature of the information and of the restrictions on the disclosure and use of the information as set forth herein).

24. Further Assurances; Cooperation. From and after the date hereof (including after the Closing), the Parties shall cooperate with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and each Party will (a) furnish, or cause to be furnished (including by such Party’s lessees or sublessees), upon request to the other Party such further information, (b) execute and deliver, or cause to be executed and delivered (including by such Party’s lessees or sublessees), to the other Party such other documents or other instruments, in each case in proper form and substance required to comply with applicable filing and registration requirements (e.g., with notarized signatures, translations and/or apostilles), and (c) do or cause to be done (including by such Party’s lessees or sublessees) such other acts and things, all as the other Party may reasonably request for the purposes of carrying out the intent of this Agreement and the transactions contemplated hereby, including registration of the Aircraft with the Spanish Registries and the International Registry established pursuant to the Cape Town Treaty, and as otherwise required under applicable EASA regulations. Any costs related to a request under this Section 24 will be at the expense of the requesting Party.

25.	Miscellaneous.

a. All matters arising out of or relating to this Agreement and the transactions contemplated by this Agreement, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom or related thereto shall be governed by the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule to govern. Each Party agrees that the United States District Court for the Southern District of New York and the Supreme Court of New York sitting in the County of New York, New York in the Borough of Manhattan (and the related appellate courts) shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement. Seller and Purchaser agree that such courts of New York are the most appropriate and convenient courts to settle disputes and accordingly neither Seller nor Purchaser will argue to the contrary. THE PARTIES TO THIS AGREEMENT HEREBY UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL ON ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT.

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b. To the extent a Party or the transactions contemplated hereby are subject to any requirements of the U.S.A. Patriot Act, each Party will provide to the other any such information as is reasonably requested to comply with any such requirements.

c. This Agreement shall not be assigned, modified or amended except by an instrument in writing signed by duly authorized representatives of the Parties.

d. Purchaser warrants that the terms and conditions of this Agreement were fully read and understood and that they constitute the entire Agreement between the Parties.

e. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

f. Any agreement by a Party to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

g. This Agreement shall be binding upon and inure to the benefit of the respective legal representatives and heirs of the individual Parties, except as otherwise herein provided. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the Parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

h. From the date hereof until the earlier of (i) the Closing of each Aircraft to Purchaser under this Agreement, or (ii) the termination of the Agreement in accordance with its terms, the Aircraft shall be removed from the market for sale.

i. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one Agreement. The signatures of the Parties need not appear on the same counterpart. The delivery of signed counterparts by PDF attachment to e-mail transmission that includes a copy of the sending Party’s signature(s) is as effective as signing and delivering the counterpart in person. Electronic signatures utilizing DocuSign or other similar services may be utilized and will be deemed equivalent to a hand-signed signature.

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26.	Limited Recourse and Non-Petition.

a. Notwithstanding any other provision of this Agreement, Purchaser shall have recourse only to the assets of Seller (excluding the share capital of Seller and any fees received by the Seller) (the “Available Assets”) for the discharge of any claims against Seller, or any of Seller’s subsidiaries or affiliates or any of Seller’s or its subsidiaries’ or affiliates’ respective equityholders, directors, officers, employees, advisors, agents, attorneys, agents or other representatives (collectively, the “Seller Non-Recourse Parties”). If the Available Assets shall have been properly realized and distributed and the net proceeds are insufficient for Seller to make all payments which, but for the effect of this Section 26, would then be due, the obligations of Seller will be limited to such net proceeds of realization and discharged accordingly. Neither Purchaser nor any person acting on its behalf shall be entitled to take any further steps against the Seller Non-Recourse Party to recover any further sum, no debt shall be owed to any of such persons by any Seller Non-Recourse Party and the Seller's liability for any sum still unpaid shall be extinguished.

b. Neither Purchaser nor any person acting on its behalf shall be entitled to petition or take any corporate action or other steps or legal proceedings for the winding-up, dissolution, court protection, examinership, reorganization, liquidation, bankruptcy or insolvency of Seller or for the appointment of a receiver, administrator, manager, administrative receiver, trustee, liquidator, examiner, sequestrator or similar officer in respect of Seller or any of its revenues or assets, provided that Purchaser or any person on its behalf may prove or lodge a claim in liquidation of Seller initiated by another party.

c. Neither Purchaser nor any person acting on its behalf shall have any recourse against any Seller Non-Recourse Party in respect of any obligations, covenant or agreement entered into or made by the Seller pursuant to the terms of this Agreement or any notice or documents which it is requested to deliver hereunder or thereunder.

d. This Section 26 shall survive Delivery of the Aircraft and transfer of title to Purchaser or the termination of this Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

SELLER:	PURCHASER:

MAB FUNDING DESIGNATED ACTIVITY COMPANY	ALBACETE AERO, S.L.

By: /s/ John Paul Maguire	By: /s/ Antonio de Santiago
Name: John Paul Maguire	Name: Antonio de Santiago
Title: Director	Title: Sole Director (Administrador Único)

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